UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

September 19, 2017
Date of Report (Date of earliest event reported)

Arch Capital Group Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-16209	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(441) 278-9250

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act.  ☐

ITEM 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2017, Arch Capital Group Ltd. (“ACGL”) announced that effective October 1, 2017, Nicolas Papadopoulo will become Chairman and CEO of Arch Worldwide Insurance Group and Chief Underwriting Officer for Property & Casualty Operations. Mr. Papadopoulo, who joined ACGL in 2001 and currently serves as Chairman and CEO of Arch Worldwide Reinsurance Group, will succeed David McElroy, who elected to transition from his role to spend more time with his family. Mr. McElroy will continue with ACGL as described below. Additionally, Maamoun Rajeh, who also joined Arch in 2001 and currently serves as President and CEO of Arch Reinsurance Ltd. (Arch Re (Bermuda)), has been promoted to the position of Chairman and CEO of Arch Worldwide Reinsurance Group.
In connection with his promotion, Mr. Papadapoulo will be paid base compensation of $750,000 per year and will be eligible for a bonus, with a target of 100% of his base compensation, at the discretion of the Board of Directors of ACGL, provided that he will receive a minimum bonus of two times his base compensation for calendar years 2018 and 2019. Mr. Papadopoulo also received a stock award of 5,000 shares, 50,000 stock options and 15,000 restricted shares. The stock options will vest one-fourth on each of the grant date and the next three anniversaries of the date of grant, provided that no stock option will be exercisable until the first anniversary of the date of grant. The restricted shares will vest one-third on each of the first three anniversaries of the date of grant. Mr. Papadopoulo has agreed to noncompetition, nonsolicitation and confidentiality agreements as set forth in his Employment Agreement. In addition, Mr. Papadopoulo has the right to purchase from ACGL $5 million of common stock at the closing market price of the Company’s common stock on The NASDAQ Stock Market LLC (“NASDAQ”) immediately preceding the purchase.
Information with respect to Mr. Papadopoulo required by Items 401(b), (d), (e) and Item 404(a) of Regulation S-K is incorporated herein by reference to ACGL’s proxy statement dated March 24, 2017 for its Annual General Meeting.
From October 1, 2017 until December 31, 2017, Mr. McElroy will serve as Executive Chairman of Arch Insurance Group Inc. and Vice Chairman of Arch Worldwide Insurance Group on a full time basis. Commencing January 1, 2018, Mr. McElroy will cease to be an employee and will continue to serve as Vice Chairman of Arch Worldwide Insurance Group and provide up to 50 days of consulting services per year to ACGL, as reasonably requested by ACGL. Pursuant to a Consulting Agreement, commencing January 1, 2018, Mr. McElroy will be paid base compensation of $150,000 per year, will be eligible for a bonus at the discretion of the Board of Directors of ACGL and will be entitled to certain potential tax payments as set forth therein. The Consulting Agreement may be terminated by either Mr. McElroy or ACGL upon 30 days’ notice. The Consulting Agreement has been included as Exhibit 10.1 hereto, and is incorporated herein by reference. The above description of the Consulting Agreement is qualified in its entirety by reference to such exhibit.

ITEM 7.01     Regulation FD Disclosure.

On September 19, 2017, ACGL issued a press release announcing the foregoing management changes. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

ITEM 9.01           Financial Statements and Exhibits.

See exhibit index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH CAPITAL GROUP LTD.

Date: September 19, 2017	By:	/s/ Marc Grandisson
		Name:	Marc Grandisson
		Title:	President and Chief Operating Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
10.1	Consulting Agreement dated September 19, 2017 between ACGL and Mr. McElroy
99.1	Press Release dated September 19, 2017

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